Exhibit 10.1
July 30, 2007
ACCELERATED SHARE REPURCHASE AGREEMENT
Northrop Grumman Corporation
1840 Century Park East
Los Angeles, CA 90067
JPMorgan Chase Bank, National Association
P.O. Box 161
60 Victoria Embankment
London EC4Y 0JP
England

     THIS AGREEMENT (this “Agreement”) is made as of this 30th day of July, 2007, between JPMorgan Chase Bank, National Association, London Branch (“Seller”), and Northrop Grumman Corporation, a Delaware corporation (Symbol: “NOC”) (“Buyer”).
     WHEREAS, Buyer wishes to purchase, and Seller wishes to sell, shares of common stock, par value USD1.00 per share, of Buyer (including any security entitlements in respect thereof, “Shares”) on the terms set forth herein (the “Transaction”);
     WHEREAS, certain terms used herein have the meanings set forth in Article 3;
     NOW, THEREFORE, in consideration of their mutual covenants herein contained, the parties hereto, intending to be legally bound, hereby mutually covenant and agree as follows:
ARTICLE 1
Sale and Purchase

Sale and Purchase:	On the Closing Date, Seller will deliver to Buyer a number of Shares (the “Purchased Shares”) equal to 6,483,402 (the “Number of Shares”) and Buyer will pay Seller cash in immediately available funds in an amount equal to the sum of (i) USD 499,999,962.24 (the product of USD 77.12 per Share (the “Initial Price”) and the Number of Shares) and (ii) the Structuring Fee, on a delivery-versus-payment basis. Buyer’s payment shall be made pursuant to the wire instructions contained in Annex A hereto.

Structuring Fee:	As set forth in Schedule I.
ARTICLE 2
Purchase Price Adjustment

Strike Price:	For the initial Valuation Date, the Initial Price. For each calendar day thereafter, the Strike Price in effect for the immediately preceding calendar day multiplied by the sum of

(x) one (1) and (y) the Fed Funds Rate for such immediately preceding calendar day divided by 365; minus, in the case of a day that is a Strike Adjustment Date, the Strike Adjustment.

Fed Funds Rate:	For any day, (i) the annualized rate for such day on overnight federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as determined by the Calculation Agent (which may, in its discretion, refer to Bloomberg Page “FEDL01” or any other publishing or quotation system to determine the Fed Funds Rate), minus (ii) the Spread.

Spread:	As set forth in Schedule I.

Strike Adjustment:	As set forth in Schedule I.

Strike Adjustment Dates:	August 23, 2007, and November 21, 2007.

Buyer Payment:	If Buyer has not notified Seller of a Net Share Settlement on the Settlement Method Election Date, Buyer will pay to Seller on the Settlement Date an amount in U.S. dollars equal to the Final Settlement Amount if the Final Settlement Amount is positive.

Seller Payment:	Seller will pay to Buyer on the Settlement Date an amount in U.S. dollars equal to the absolute value of the Final Settlement Amount if the Final Settlement Amount is negative.

Settlement Method Election Date:	A Business Day that is no later than the 3rd Business Day immediately following the Net Share Settlement Target Date (such 3rd Business Day, the “Scheduled Settlement Method Election Date”); provided that any notice by Buyer to elect Net Share Settlement shall be irrevocable.

Net Share Settlement Target Date:	The date that the Calculation Agent notifies Buyer that the Remaining Share Number is equal to or less than 5% of the Number of Shares.

Remaining Share Number:	For any day, the Number of Shares minus the sum for all Valuation Dates occurring on or prior to such day of the Daily Reference Share Amounts.

Daily Purchase Price:	For any Valuation Date, the product of the Daily Reference Share Amount and the Daily Reference Price, or, for any other day, zero.
ARTICLE 3
Certain Terms and Definitions
     Section 3.01. As used herein, the following words and phrases shall have the following meanings:

Closing Date	August 2, 2007

Settlement Date:	If either Buyer Payment or Seller Payment is applicable, the date that immediately follows the last Valuation Date by 3 Business Days; if Net Share Settlement is applicable, the date that immediately follows the last Valuation Date by 3 Clearance System Business Days.

Business Day:	Any day that is not a Saturday, a Sunday or a day on which banking institutions or trust companies in The City of New York are authorized or obligated by law or executive order to close.

Clearance System Business Day:	Any day on which the Clearance System is open (or, but for an event beyond the control of the parties as a result of which the Clearance System cannot clear the transfer of the Shares, would have been open) for the acceptance and execution of settlement instructions.

Clearance System:	The Depository Trust Company, New York, New York, and any successor thereto.

Final Settlement Amount:	The sum of all of the Daily Differences for all Valuation Dates.

Valuation Dates:	Each of the Scheduled Trading Days commencing on the Closing Date to and including the first date on which the Remaining Share Number equals zero. Except during a Plan Period (as defined in Section 9.03), Buyer shall be deemed to have represented to Seller that Buyer is not aware of any material non-public information regarding Buyer or the Shares as of each Valuation Date. If, at any time, Buyer is unable to make such representation, Buyer shall immediately notify a member of the Legal and Compliance Department of Seller, and, notwithstanding the foregoing, (i) if Buyer so notifies a member of the Legal and Compliance Department of Seller prior to 9:00 AM, New York City time, on any day, then such day, or, (ii) if Buyer so notifies a member of the Legal and Compliance Department of Seller after 9:00 AM, New York City time, on any day, then the immediately following day, and, in either such case, each subsequent day until Buyer notifies Seller that it is able to make such representation, shall not be Valuation Dates. If Buyer so notifies a member of the Legal and Compliance Department of Seller that Buyer is unable to make such representation, Buyer shall not communicate this fact to any employee of Seller who is not a member of the Legal and Compliance Department of Seller.

Scheduled Trading Day:	Any day on which the Exchange is scheduled to be open for its regular trading sessions.

Exchange:	New York Stock Exchange

Daily Reference Share Amount:	For each Valuation Date not during a Plan Period, the number specified by Buyer in a notice (which may be written or oral) delivered to Seller prior to 9:00 a.m., New York City time, on such Valuation Date and, for each Valuation Date occurring during a Plan Period, the number specified in the relevant Plan Commencement Notice (as defined in Section 9.03); provided that the maximum Daily Reference Share Amount for any Valuation Date shall be the number of Shares that Buyer could purchase in “Rule 10b-18 purchases”, as such term is defined in Rule 10b-18, on such Valuation Date in accordance with the requirements of the safe harbor provided by Rule 10b-18; and provided further that if as a result of a suspension of trading in the Shares on the Exchange for all or any portion of that Valuation Date, the Daily Reference Share Amount for such Valuation Date shall be reduced by the Calculation Agent to account for such suspension. Other than during a Plan Period, the parties shall use commercially reasonable efforts to cause the last Valuation Date to occur no later than December 28, 2007or such later date as Buyer may notify Seller from time to time other than during a Plan Period.

Daily Reference Price:	For any Valuation Date, (i) the Rule 10b-18(b)(3) volume-weighted average price per Share as displayed on the Bloomberg Page NOC Equity AQR SEC (or any successor thereto) for such Valuation Date, plus (ii) the Daily Reference Price Adjustment.

Daily Reference Price Adjustment:	As set forth in Schedule I.

Rule 10b5-1:	Rule 10b5-1 under the Exchange Act.

Daily Difference:	For any Valuation Date, the product of (i) (A) the Daily Reference Price for such Valuation Date minus (B) the Strike Price, multiplied by (ii) the Daily Reference Share Amount for such Valuation Date. For the avoidance of doubt, the Daily Difference may be a positive or negative amount.

Valuation Period:	The period starting on the first Valuation Date and ending on the last Valuation Date.

Calculation Agent:	Seller.

Exchange Act:	The Securities Exchange Act of 1934, as amended.

Rule 10b-18:	Rule 10b-18 under the Exchange Act.

Securities Act:	The Securities Act of 1933, as amended.

Exchange Business Day:	Any Scheduled Trading Day on which the Exchange is open for trading during its regular trading sessions, notwithstanding the Exchange closing prior to its scheduled weekday closing time on such Scheduled Trading Day (without regard to after hours or any other trading outside of the regular trading session hours).

Custodian:	A trustee or liquidator or other similar official.

Net Share Settlement:	A settlement method described in Article 4 pursuant to which Buyer may elect to settle its obligations under the Transaction, if any, with either registered or unregistered Shares at Buyer’s election.

ARTICLE 4
Net Share Settlement
     Section 4.01. Net Share Settlement. (a) The Calculation Agent shall determine the Final Net Share Settlement Amount (as such term is defined below); provided that in no case shall Buyer be required to deliver more than 16,000,000 Shares hereunder (subject to Section 8.01). For the avoidance of doubt, the limitation contained in the proviso to the immediately preceding sentence shall be absolute, and may not be overridden by Section 4.02 or any other provision of this Agreement.
     (b) On the Settlement Date, Buyer shall deliver to Seller a number of Shares equal to the Final Net Share Settlement Amount in compliance with the terms and conditions of Article 5.
     Section 4.02. Sale of Net Settlement Shares. (a) Seller, through the Selling Agent (as defined below) or any underwriter(s), will sell all, or such lesser portion as may be required hereunder, of the Shares comprising the Final Net Share Settlement Amount and any Additional Shares (as defined below) delivered by Buyer to Seller pursuant to Section 4.02(b) commencing on the Settlement Date and continuing until the date on which the aggregate Net Proceeds (as such term is defined below) of such sales, as determined by Seller, is equal to the Final Settlement Amount (such date, the “Final Resale Date”). If the proceeds of any sale(s) made by Seller, the Selling Agent or any underwriter(s), net of any fees and commissions (including, without limitation, underwriting or placement fees) customary for similar transactions under the circumstances at the time of the offering, together with carrying charges and expenses incurred in connection with the offer and sale of the Shares (including, but without limitation to, the covering of any over-allotment or short position (syndicate or otherwise)) (the “Net Proceeds”) exceed the Final Settlement Amount, Seller will refund, in U.S. Dollars, such excess to Buyer on the date that is three (3) Business Days following the Final Resale Date, and, if any portion of the Final Net Share Settlement Amount remains unsold, Seller shall return to Buyer on that date such unsold Shares.
     (b) If the Calculation Agent determines that the Net Proceeds received from the sale of Final Net Share Settlement Amount or any Additional Shares (if any) pursuant to this Section 4.02 are less than the Final Settlement Amount (the amount in U.S. Dollars by which the Net Proceeds are less than the Final Settlement Amount being the “Shortfall” and the date on which such determination is made, the “Deficiency Determination Date”), Buyer shall on the Exchange Business Day next succeeding the Deficiency Determination Date (the “Makewhole Notice Date”) deliver to Seller a notice of Buyer’s election that Buyer shall either (i) pay an amount in cash equal to the Shortfall on the day that is one (1) Business Day after the Makewhole Notice Date, or (ii) deliver additional Shares. For the avoidance of doubt, if Buyer has delivered the maximum number of shares specified in the proviso to the first sentence of section 4.01, Buyer’s obligation is complete and there is no further obligation for Buyer to deliver cash or shares. If Buyer elects to deliver to Seller additional Shares, then Buyer shall deliver additional Shares in compliance with the terms and conditions of Article 5 (the “Additional Shares”) on the first Clearance System Business Day which is also an Exchange Business Day following the Makewhole Notice Date in such number as the Calculation Agent reasonably believes would have a market value on that Exchange Business Day equal to the Shortfall. Such Additional Shares shall be sold by Seller in accordance with the provisions above; provided that if the sum of the Net Proceeds from the sale of the originally delivered Shares and the Net Proceeds from the sale of any Additional Shares is less than the Final Settlement Amount then Buyer shall, at its election, either make such cash payment or deliver to Seller further Additional Shares until such Shortfall has been reduced to zero. If the sum of the Net Proceeds from the sale of the originally delivered Shares and the Net Proceeds from the sale of any Additional Shares exceeds the Final Settlement Amount, then Seller will refund, in U.S. Dollars, such excess to Buyer on the date that is three (3) Business Days following the relevant Final Resale Date and, if any portion of the Final Net Share Settlement Amount or the Additional Shares remains unsold, Seller shall return to Buyer on the date that is two (2) Business Days following the Final Resale Date such unsold Shares.

     Section 4.03. Additional Definitions. For the purposes of the Transaction:
“Final Net Share Settlement Amount” means the number of Shares, rounded up to the nearest whole one hundred (100) Shares, determined by the Calculation Agent to be equal to, if Net Share Settlement is applicable, the quotient of (x) the Net Share Settlement Percentage of the Final Settlement Amount divided by (y) the Reference Price.
“Net Share Settlement Percentage” has the meaning set forth in Schedule I.
“Reference Price” means (i) in the case of a Registered Offering (defined below), the closing price of the Shares on the Exchange on the Exchange Business Day immediately proceeding the Settlement Date, or (ii) in the case of an Exempt Offering, such closing price minus a discount for such Shares pursuant to such Exempt Offering determined by the Calculation Agent in a commercially reasonable manner.
ARTICLE 5
Offering Method
     Section 5.01. Offering Method. Buyer shall determine whether the offering method (the “Offering Method”) by which Shares will be sold in respect of the Transaction will be pursuant to a registration statement filed pursuant to the Securities Act and in a manner which otherwise satisfies the terms and conditions of Appendix A hereto (a “Registered Offering”) or pursuant to an offering that is exempt from the registration requirements of the Securities Act (an “Exempt Offering”).
     Section 5.02. Condition Precedent to Electing Registered Offering. It shall be a condition precedent to Buyer’s election of a Registered Offering that Buyer shall have filed a registration statement that has been declared effective by the Securities and Exchange Commission (the “Commission”) and that complies with Appendix A hereto. To the extent required to effect such Registered Offering, Seller will use its reasonable efforts, and shall use reasonable efforts to cause each Selling Agent engaged by Seller and any underwriter(s)), to co-operate with Buyer in order to comply in all material respects with Appendix A hereto. A “Selling Agent” shall mean a broker dealer registered with the Commission under Section 15 of the Exchange Act; the Selling Agent may also be an underwriter for purposes of this Article 5.
     Section 5.03. Condition Precedent to Electing Exempt Offering. If Buyer elects an Exempt Offering as the Offering Method, it agrees to comply with the reasonable requests of Seller, the Selling Agent, any placement agent, if any, and any purchaser of the Shares; and shall either (A) represent that it is not aware of any material non-public information regarding the Buyer or the Shares as of the date it elects an Exempt Offering, or (B) before purchasers decide to purchase the Shares, enter into a confidentiality agreement relating to any material non-public information regarding the Buyer or the Shares with such purchasers. If Buyer has elected an Exempt Offering as the Offering Method, Seller agrees to use commercially reasonable means to effect such Exempt Offering at commercially reasonable prices in light of the market conditions and the circumstances of Buyer at the time of the Exempt Offering. Buyer hereby acknowledges that any Shares sold pursuant to an Exempt Offering may be sold at prices that represent a discount to the prices that may otherwise be available if such Shares were to be sold pursuant to a registered public offering or at prices observed in the secondary market.
     Section 5.04. Seller’s Obligations. Neither Seller nor any Selling Agent shall have any obligation to commence any offer and sale of any Shares delivered by Buyer to Seller until,
     (a) in the case of a Registered Offering,
          (i) each condition set forth in Appendix A hereto has been satisfied, or

          (ii) Seller, the Selling Agent and any underwriter(s) shall have completed any due diligence investigations, made such inquiries and executed and delivered an underwriting agreement containing customary representations, covenants, indemnities and contribution provisions and pursuant to which, inter alia, Seller, the Selling Agent and any underwriter(s) shall have received such letters, opinions, certificates or other documents, in form and substance satisfactory to Seller, the Selling Agent and any underwriter(s), as such person(s) may require in light of the applicable federal and state securities laws; or,
     (b) in the case of an Exempt Offer, such conditions as any purchasers or the Selling Agent, or their respective counsel, may reasonably require.
ARTICLE 6
Representations and Warranties
     Section 6.01. Representations and Warranties of Buyer and Seller. Each party hereto makes to the other party hereto the representations and warranties contained in Sections 3(a) and 3(c) of the 1992 ISDA Master Agreement (Multicurrency — Cross Border), as published by the International Swap Dealers Association, Inc., and each reference therein to “a Transaction” shall be deemed to be a reference to the Transaction, each reference therein to “this Agreement” shall be deemed to be a reference to this Agreement and any reference therein to any “Credit Support Document” shall be deemed to have been deleted with respect to Buyer and Seller.
     Section 6.02. Representations, Warranties and Agreements of Buyer. Buyer represents and warrants to Seller that:
     (a) No Termination Event (as such term is defined below) with respect to Buyer has occurred and is continuing and no such event or circumstance would occur as a result of its entering into or performing its obligations under this Agreement.
     (b) All reports and other documents filed by Buyer with the Commission pursuant to the Exchange Act, when considered as a whole (with the most recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents), do not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.
     (c) Buyer will publicly announce its entry into the Transaction upon execution by Buyer of this Agreement, and Buyer agrees to comply with all applicable disclosure requirements relating to the Transaction including, without limitation, Item 703 of Regulation S-K under the Securities Act.
     (d) Any Shares, when issued and delivered by Buyer in accordance with the terms of the Transaction, will be duly authorized and validly issued, fully paid and nonassessable, and the issuance thereof will not be subject to any preemptive or similar rights.
     (e) Buyer will reserve and keep available, free from preemptive rights, out of its authorized but unissued Shares, solely for the purpose of issuance upon settlement of the Transaction as herein provided, the full number of Shares as shall then be issuable upon settlement of the Transaction, subject to the limitation set forth in Article 4.
     (f) Prior to the Settlement Date, any Shares to be delivered on the Settlement Date by Buyer shall have been approved for listing on the Exchange, subject to official notice of issuance (it being understood that nothing herein shall create any obligation of Buyer to register any Shares under the Securities Act).
     (g) Buyer is not entering into this Agreement to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares), to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares), to facilitate a distribution of the Shares (or any security convertible into or exchangeable for Shares) or in connection with a future issuance of securities.
     (h) Before and after giving effect to the Transaction, Buyer has complied with all applicable laws, rules and regulations in connection with disclosure of all material information with respect to its business, operations or condition (financial or otherwise).
     (i) Buyer is entering into this Agreement in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws including, without limitation, Rule 10b-5 of the Exchange Act. Buyer has not entered into or altered any hedging transaction relating to the Shares intended to correspond to or offset the Transaction.
     (k) Buyer is not engaged in a “distribution”, as such term is used in Regulation M, that would preclude purchases by Buyer of Shares.
     (l) Buyer is an “eligible contract participant” as such term is defined in Section 1(a)(12) of the Commodity Exchange Act, as amended.
     (m) Buyer is not and, after giving effect to the Transaction, will not be an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.
     (n) Buyer is, and shall be as of the date of any payment or delivery by Buyer hereunder, solvent and able to pay its debts as they come due, with assets having a fair value greater than liabilities and with capital sufficient to carry on the businesses in which it engages.
     (o) Buyer (i) has timely filed, caused to be timely filed or will timely file or cause to be timely filed all material tax returns that are required to be filed by it as of the date hereof and (ii) has paid all material taxes shown to be due and payable on said returns or on any assessment made against it or any of its property and all other material taxes, assessments, fees, liabilities or other charges imposed on it or any of its property by any governmental authority, unless in each case the same are being contested in good faith. For purposes of determining whether a tax return has been timely filed, any extensions shall be taken into account.
     Section 6.03. Representations and Warranties of Seller. Seller represents and warrants to Buyer that:
     (a) No Termination Event (as such term is defined below) with respect to Seller has occurred and is continuing and no such event or circumstance would occur as a result of its entering into or performing its obligations under this Agreement.
     (b) Seller is not entering into this Agreement to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) in violation of Section 9(a) or Section 10 of the Exchange Act.
     (c) Seller (or its agent or affiliate) shall make any purchase of Shares in connection with the Transaction in a manner that Seller reasonably believes, based on the representations and warranties set forth herein and any other information provided to Seller by Buyer, would meet the requirements of the safe harbor provided by Rule 10b-18, including without limitation the “one-broker rule” under Rule 10b-18(b)(1), as if such purchases were made by Buyer. For the avoidance of doubt, Seller shall not be responsible for any delays between the execution and reporting of a trade of Shares on the Exchange or any other circumstances beyond its reasonable control.
     (d) It has implemented reasonable policies and procedures, taking into consideration the nature of its business, to ensure that individuals making investment decisions would not violate laws prohibiting trading on the basis of material nonpublic information. Such individuals shall not be in the possession of material non-public information at all relevant times beginning the date hereof through and including the last Valuation Date.
     (e) Seller is not, and after giving effect to the Transaction, will not be an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.
     (f) Seller is, and shall be as of the date of any payment or delivery by Seller hereunder, solvent and able to pay its debts as they come due, with assets having a fair value greater than liabilities and with capital sufficient to carry on the businesses in which it engages.
ARTICLE 7
Covenants
     Section 7.01. Covenants of Buyer. Buyer hereby agrees with Seller to the following:
     (a) Without the prior written consent of Seller, Buyer shall not, and shall cause its affiliates or affiliated purchasers (as defined in Rule 10b-18) not to, directly or indirectly (including by means of a derivative instrument) enter into any transaction to purchase any Shares, other than purchases from employees of Buyer, that are not “Rule 10b-18 purchases” as such term is defined in Rule 10b-18, until its obligations under the Transaction have been satisfied in full.
     (b) Buyer shall, at least one day prior to the first day of the Valuation Period, notify Seller of the total number of Shares purchased in Rule 10b-18 purchases of blocks pursuant to the once-a-week block exception contained in Rule 10b-18(b)(4) by or for Buyer or any of its affiliated purchasers during each of the four calendar weeks preceding the first day of the Valuation Period and during the calendar week in which the first day of the Valuation Period occurs (“Rule 10b-18 purchase”, “blocks” and “affiliated purchaser” each being used as defined in Rule 10b-18), which notice shall be substantially in the form set forth as Annex B hereto.
     (c) Neither Buyer nor any of its affiliates shall take any action that would cause any Seller Purchases not to meet the requirements of the safe harbor provided by Rule 10b-18 if such purchases were made by Buyer.
     (d) On any day prior to the second Business Day immediately following the last day of the Valuation Period, neither Buyer nor any of its affiliates or agents shall make a distribution (as defined in Regulation M) of Shares, or any security for which the Shares are a reference security (as defined in Regulation M) that would, in the view of Seller, preclude Buyer from purchasing Shares or cause any such purchases to violate any law, rule or regulation, unless Buyer notifies Seller of such distribution one Business Day prior to the beginning of the restricted period applicable to such distribution under Regulation M. Buyer acknowledges that any such notice may cause the Daily Reference Share Amount for any Valuation Date to be reduced. Accordingly, if such notice is delivered during a Plan Period, if any, Buyer acknowledges that its actions in relation to any such notice must comply with the standards set forth in Section 7.01(f).
     (e) Buyer shall not, at any time during a Plan Period, communicate, directly or indirectly, any material nonpublic information concerning itself or the Shares to any Relevant JPMorgan Personnel. “Relevant JPMorgan Personnel” means any employee of Seller or any affiliate, except employees that Seller has notified Buyer in writing are not “Relevant JPMorgan Personnel”. Seller hereby notifies Buyer that the following individuals are not Relevant JPMorgan Personnel: Mr. David Aidelson, Ms. Bernadette Barnard, Mr. Gregory Batista, Mr. Elliot Chalom, Mr. Santosh Nabar, Mr. James Rothschild, Mr. James Smith and Mr. Sudheer Tegulapalle.
     (f) Buyer agrees that, during a Plan Period, Buyer shall not enter into or alter any hedging transaction relating to the Shares intended to correspond to or offset the Transaction. Buyer also acknowledges and agrees that any amendment, modification, waiver or termination of this Agreement must be effected in accordance with the requirements for the amendment or termination of a “plan” as defined in Rule 10b5-1(c). Without limiting the generality of the foregoing, any such amendment, modification, waiver or termination during a Plan Period shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5, and no such amendment, modification, waiver or termination shall be made during a Plan Period at any time at which Buyer or any officer, director, manager or similar person of Buyer is aware of any material non-public information regarding Buyer or the Shares.
     (g) Buyer shall (i) notify Seller, subject to confidentiality, prior to the opening of trading in the Shares on any day on which Buyer makes, or expects to be made, any public announcement (as defined in Rule 165(f) under the Securities Act) of any merger, acquisition, or similar transaction involving a recapitalization relating to Buyer (other than any such transaction in which the consideration consists solely of cash and there is no valuation period), (ii) promptly notify Seller following any such announcement that such announcement has been made, and (iii) promptly deliver to Seller following the making of any such announcement a certificate indicating (A) Buyer’s average daily Rule 10b-18 purchases (as defined in Rule 10b-18) during the three full calendar months preceding the date of the announcement of such transaction and (B) Buyer’s block purchases (as defined in Rule 10b-18) effected pursuant to paragraph (b)(4) of Rule 10b-18 during the three full calendar months preceding the date of the announcement of such transaction. In addition, Buyer shall promptly notify Seller of the earlier to occur of the completion of such transaction and the completion of the vote by target shareholders. Buyer acknowledges that any such public announcement may cause the Daily Reference Share Amount for any Valuation Date to be reduced. Accordingly, Buyer acknowledges that its actions in relation to any such announcement or transaction during a Plan Period must comply with the standards set forth in Section 7.01(f).
ARTICLE 8
Adjustment and Termination Events
     Section 8.01. Calculation Agent Adjustments. (a) In the event of any corporate event involving Buyer or the Shares (including, without limitation, a stock split, stock dividend, bankruptcy, insolvency, reorganization, merger, offer to tender Shares (whether such offer is made by the Company or a third party, and whether the consideration for such offer is cash or non-cash), rights offering, recapitalization, spin-off or issuance of any securities convertible or exchangeable into Shares) or the announcement of any such corporate event, the Calculation Agent may adjust the terms of the Transaction (including, without limitation, the number of Valuation Dates in the Valuation Period, any Daily Adjustment Price, any Daily Reference Share Amount and any Daily Difference) as it deems appropriate under the circumstances to account for the economic effect on the Transaction of such corporate event (including, without limitation, adjustments to account for changes in the price of the Shares or changes in volatility, expected dividends, stock loan rate or liquidity relevant to the Shares as a result of any such corporate event); provided that any adjustment shall not take into account a party’s legal fees and out-of-pocket expenses.
     (b) Notwithstanding the authority provided to the Calculation Agent in subsection (a) of this Section 8.01, in the event of a corporate event (such as certain reorganizations, mergers, or other similar events) in which all holders of Shares may receive consideration other than the common equity securities of the continuing or surviving entity, the adjustments referred to in such subsection shall permit Buyer or Seller to satisfy its settlement obligations hereunder by delivering the consideration received by holders of Shares upon such corporate event, in such proportions as in the exercise of its good faith judgment the Calculation Agent deems appropriate under the circumstances.
     Section 8.02. Termination Events. If one or more of the following events (each, a “Termination Event”) shall occur:
     (a) any legal proceeding shall have been instituted or any other event shall have occurred or condition shall exist that is likely to have a material adverse effect on (i) the ability of

Buyer or Seller to perform its obligations hereunder, or (ii) the validity or enforceability of any material agreement of Buyer or Seller, as the case may be, hereunder;
     (b) Buyer or Seller is (i) dissolved (other than pursuant to a consolidation, amalgamation or merger); (ii) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due; (iii) makes a general assignment, arrangement or composition with, or for the benefit of, its creditors; (iv) institutes or has instituted against it by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organization or the jurisdiction of its head or home office, or it consents to a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official or it consents to such a petition; (v) institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation (other than any such proceeding or petition covered under clause (iv) immediately above), and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition (A) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation or (B) is not dismissed, discharged, stayed or restrained in each case within 15 days of the institution or presentation thereof; (vi) has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger); (vii) seeks or becomes subject to the appointment of a Custodian for it or for all or substantially all its assets; (viii) has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter; (ix) is subject to any voluntary or involuntary liquidation, bankruptcy, insolvency, dissolution or winding-up of or any analogous proceeding as a result of which (A) all of the shares of Common Stock are required to be transferred to a Custodian or (B) holders of the shares of Common Stock become legally prohibited from transferring them; (x) causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in clauses (i) to (ix) (inclusive); or (xi) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.
     (c) (i) any representation or warranty made by Buyer or Seller under this Agreement is incorrect or misleading in any material respect or (ii) any certificate delivered by Buyer or Seller pursuant to this Agreement is incorrect or misleading in any material respect;
     (d) Buyer or Seller fails to fulfill or discharge when due any of its obligations, covenants or agreements under or relating to this Agreement (other than the obligations referred to in Section 8.02(i) hereof) and such failure remains unremedied for 10 days following notice from Seller or Buyer, as the case may be;
     (e) all of the Shares or all or substantially all the assets of Buyer are nationalized, expropriated or are otherwise required to be transferred to any governmental agency, authority, entity or instrumentality thereof;
     (f) the Exchange announces that pursuant to the rules of such Exchange, the Shares cease (or will cease) to be listed, traded or publicly quoted on the Exchange for any reason (other than a Merger Event or Tender Offer, as each such term is defined under the 2002 ISDA Equity Derivatives Definitions, as published by the International Swaps and Derivatives Association, Inc.) and will not be re-listed, re-traded or re-quoted on an exchange or quotation system located in the same country as the Exchange (or, where the Exchange is within the European Union, in any member state of the European Union) within five Scheduled Trading Days of so ceasing to be so listed, traded or quoted;

     (g) Seller is unable, after using commercially reasonable efforts, to (A) acquire, establish, re-establish, substitute, maintain, unwind or dispose of any transaction(s) or asset(s) it deems necessary to hedge the equity price risk of entering into and performing its obligations with respect to the Transaction, or (B) realize, recover or remit the proceeds of any such transaction(s) or asset(s) (a “Hedging Disruption”);
     (h) due to the adoption of, or any change in, any applicable law or regulation after the date hereof, or due to the promulgation of, or any change in, the interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law or regulation after the date hereof, (i) it becomes unlawful for Buyer or Seller to perform any absolute or contingent obligation to make payment or delivery hereunder or to comply with any other material provision of this Agreement or (ii) Buyer or Seller determines in good faith that (A) it has become illegal to hold, acquire or dispose of Shares or (B) it would incur a materially increased cost in performing its obligations hereunder (including, without limitation, due to any increase in tax liability, decrease in tax benefit or other adverse effect on its tax position); or
     (i) Buyer declares or pays any dividend or distribution on the Shares in cash or other property (other than additional Shares) other than dividends of the Dividend Amount (as set forth in Schedule I) with record date of August 27, 2007 or November 26, 2007.
then, upon notice to Seller from Buyer or from Buyer to Seller, as the case may be, at any time following such event, a “Termination Date” shall occur, and Buyer or Seller, as the case may be, shall become obligated to make the payments or deliveries that would be made as if the final Valuation Date in the Valuation Period were the Termination Date, the Final Settlement Amount were the Termination Amount, and, if so elected by Buyer and if the Termination Amount is positive, Net Share Settlement applied.
The “Termination Value” means the Final Settlement Amount determined as if the Termination Date were the last Valuation Date, with a Daily Reference Share Amount equal to the Number of Shares minus the sum of the Daily Reference Share Amounts for all previous Valuation Dates (such difference, the “Termination Share Number”), and a Daily Reference Price equal to the average per Share price obtained by the Calculation Agent from at least three experienced third party market participants selected by the Calculation Agent as the price that each such participant would offer to sell a block of Shares equal to the Termination Share Number.
The “Termination Amount” means a number of Shares with a value, as determined by the Calculation Agent, as of the Termination Date equal the Termination Value.
ARTICLE 9
Miscellaneous
     Section 9.01. U.S. Private Placement Representations. Each party hereby represents and warrants to the other party as of the date hereof that:
     (a) It is an “accredited investor” (as defined in Regulation D under the Securities Act) and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the Transaction, and it is able to bear the economic risk of the Transaction.
     (b) It is entering into the Transaction for its own account and not with a view to the distribution or resale of the Transaction or its rights thereunder except pursuant to a registration statement declared effective under, or an exemption from the registration requirements of, the Securities Act.
     Section 9.02. Bankruptcy of Buyer. Seller agrees that in the event of the bankruptcy of Buyer, Seller shall not have rights or assert a claim that is senior in priority to the rights and claims available to the shareholders of the common stock of Buyer.

     Section 9.03. 10b5-1. Buyer may at any time deliver a notice (a “Plan Commencement Notice”) to Seller that Buyer desires that, from and after the date of such notice (the “Plan Commencement Date”) until the earlier of the Settlement Date or the next Plan Termination Date (as defined below), if any (such period, a “Plan Period”), the Transaction constitute a plan or agreement of the type contemplated in Rule 10b5-1(c) (a “Plan”). During any Plan Period, the parties intend for the Transaction to comply with the requirements of Rule 10b5-1(c)(1)(i)(B) under the Exchange Act and this Agreement to constitute a binding contract, instruction or plan satisfying the requirements of 10b5-1(c) and to be interpreted to comply with the requirements of Rule 10b5-1(c). Buyer may, by written notice, terminate or modify such 10b5-1 Plan in accordance with provisions of Rule 10b5-1(c). During any Plan Period, Buyer may, subject to Section 7.01(f), deliver a notice (a “Plan Termination Notice”; the date of such notice, a “Plan Termination Date”) to Seller that Buyer no longer desires that the Transaction constitute a Plan.
     Section 9.04. Securities Contract. The parties hereto acknowledge and agree that Seller is a financial institution within the meaning of Section 101(22) of Title 11 of the United States Code (the “Bankruptcy Code”). The parties hereto further recognize that the Transaction is a “securities contract”, as such term is defined in Section 741(7) of the Bankruptcy Code, entitled to the protection of, among other provisions, Sections 555 and 362(b)(6) of the Bankruptcy Code, and that each payment or delivery of cash, Shares or other property or assets hereunder is a “settlement payment” within the meaning of Section 741(8) of the Bankruptcy Code.
     Section 9.05. No Collateral. The parties hereto acknowledge that the Transaction is not secured by any collateral that would otherwise secure the obligations of Buyer hereunder.
     Section 9.06. Agreements to Deliver Documents. Seller and Buyer agree to deliver the following documents, as applicable:
     Buyer will deliver to Seller, upon execution of this Agreement,
          (i) evidence reasonably satisfactory to the other party as to the names, true signatures and authority of the officers or officials signing this Agreement on its behalf,
          (ii) certified resolutions evidencing necessary corporate authority and approvals with respect to the execution, delivery and performance by Buyer of this Agreement,
          (iii) a certified copy of each of the current Certificate of Incorporation and By-laws of Buyer, and
          (iv) an opinion of counsel to Buyer (which opinion may be from internal counsel to Buyer) acceptable to Seller to the effect set forth in Annex C hereto.
     Section 9.07. Assignment and Delegation. The rights and performance under this Agreement may not be assigned or delegated by either party to this Agreement without the prior written consent of the other party, such consent not to be unreasonably withheld; provided that Seller may assign any of its rights or delegate any performance hereunder to any one or more of its affiliates without the prior written consent of the Buyer; provided that Seller shall not effect any such assignment or delegation without Buyer’s prior written consent if such assignment or delegation would result in a material adverse economic consequence to Buyer. Notwithstanding any other provision in this Agreement to the contrary requiring or allowing Seller to purchase, sell, receive or deliver any Shares or other securities to or from the Buyer, Seller may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities and otherwise to perform Seller’s obligations in respect of this Transaction. Seller may assign the right to receive the Net Share Settlement Amount to any third party who may legally receive the Net Share Settlement Amount. For the avoidance of doubt, Seller hereby acknowledges that notwithstanding any such delegation hereunder, Seller shall remain obligated for the performance of any of its obligations that it so delegates, which may include causing an affiliate of Seller to perform.

     Section 9.08. Non-Confidentiality. The parties hereby agree that (i) effective from the date of commencement of discussions concerning the Transaction, Buyer and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind, including opinions or other tax analyses, provided by Seller and its affiliates to Buyer relating to such tax treatment and tax structure, and (ii) Seller does not assert any claim of proprietary ownership in respect of any description contained herein or therein relating to the use of any entities, plans or arrangements to give rise to a particular United States federal income tax treatment for Buyer.
     Section 9.09. Indemnification. Buyer agrees to indemnify and hold harmless Seller, its affiliates, their respective directors, officers, employees, agents, advisors, brokers and representatives and each person who controls Seller or its affiliates within the meaning of either the Securities Act or the Exchange Act against, and Buyer agrees that no indemnified party shall have any liability to Buyer or any of its affiliates, officers, directors, or employees for, any losses, claims, damages, liabilities (whether direct or indirect, in contract, tort or otherwise) or expenses, joint or several, to which any indemnified party may become subject under the Securities Act, the Exchange Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions, claims, investigations or proceedings in respect thereof, whether commenced or threatened) (i) arise out of or relate to (A) actions or failures to act by Buyer or (B) actions or failures to act by an indemnified party with the consent of or upon the direction of Buyer or (ii) otherwise arise out of or relate to the Transaction or any related transactions, provided that this clause (ii) shall not apply to the extent, but only to the extent, that any losses, claims, damages, liabilities or expenses of an indemnified party have resulted primarily from the gross negligence or willful misconduct of such indemnified party in which case Seller shall indemnify Buyer for any losses, claims, damages, liabilities (whether direct or indirect, in contract, tort or otherwise) or expenses which Buyer may suffer as a result of such indemnified party’s gross negligence or willful misconduct. Buyer agrees to reimburse promptly each such indemnified party for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damages, liability, expense or action. This indemnity agreement will be in addition to any liability which Buyer may otherwise have.
     Section 9.10. Legal Proceedings. Buyer shall not, without the prior written consent of Seller, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability arising from such proceeding.
     Section 9.11. Contribution. If the indemnification provided for above is unavailable to an indemnified party in respect of any losses, claims, damages, liabilities or expenses referred to herein, then each applicable indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or expenses, in such proportion as is appropriate to reflect not only the relative fault of Buyer on the one hand and of Seller on the other in connection with the statements or omissions which resulted in such losses, claims, damages, expenses or liabilities, but also any other relevant equitable considerations. The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action or claim. The parties agree that it would not be just and equitable if contribution pursuant to this paragraph were determined by a method of allocation that does not take account of the equitable considerations referred to in this paragraph. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

     Section 9.12. Notices.
     Notices to Seller shall be directed to it care of:
Address for notices or communications to Seller (other than by facsimile) (for all purposes):
Address: JPMorgan Chase Bank, National Association
c/o J.P. Morgan Securities Inc.
277 Park Avenue
New York, NY 10172
Attention: Eric Stefanik
Title: Operations Analyst
EDG Corporate Marketing
Telephone No.: (212) 622-5814
Facsimile No.: (212) 622-8534
     Notices to Buyer shall be directed to Buyer at:
Northrop Grumman Corporation
1840 Century Park East
Los Angeles, CA 90067
Attn: Corporate Vice President and Treasurer
Tel: (310) 229-1364
     Section 9.13. Governing Law; Submission to Jurisdiction; Severability; Waiver of Jury Trial; Service of Process. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to choice of law doctrine and each party hereto submits to the jurisdiction of the Courts of the State of New York and the United States District Court located in the Borough of Manhattan in New York City.
     (b) To the extent permitted by law, the unenforceability or invalidity of any provision or provisions of this Agreement shall not render any other provision or provisions herein contained unenforceable or invalid.
     (c) Seller and Buyer hereby irrevocably and unconditionally waive any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby. Each party (i) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section.
     (d) The parties irrevocably consent to service of process given in the manner provided for notices in Section 9.12. Nothing in this Agreement will affect the right of either party to serve process in any other manner permitted by law.
     Section 9.14. Entire Agreement. This constitutes the entire agreement and understanding among the parties with respect to the subject matter hereof and supersedes all oral communications and prior writings with respect thereto.
     Section 9.15. Amendments, Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Buyer and Seller or, in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.
     Section 9.16. No Third Party Rights, Successors and Assigns. This Agreement is not intended and shall not be construed to create any rights in any person other than Seller, Buyer and their respective successors and assigns and no other person shall assert any rights as third party beneficiary hereunder. Whenever any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party. All the covenants and agreements herein contained by or on behalf of Seller and Buyer shall bind, and inure to the benefit of, their respective successors and assigns, subject to Section 9.07, whether so expressed or not, and shall be enforceable by and inure to the benefit of Buyer and its successors and assigns, subject to Section 9.07.
     Section 9.17. Calculation Agent. The determinations and calculations of the Calculation Agent shall be made in good faith and in a commercially reasonable manner and, if the requirements of this Section 9.17 have been met, shall be binding in the absence of manifest error. The Calculation Agent will have no responsibility for good faith errors or omissions in any determination or calculation under this Agreement. The parties acknowledge that the foregoing does not preclude the parties from disputing that any determination or calculation of the Calculation Agent was made in good faith or in a commercially reasonable manner. The Calculation Agent shall, where reasonably practicable, make its determinations and calculations hereunder in consultation with the parties hereto, and in all cases the Calculation Agent shall provide the parties hereto with a schedule setting forth in reasonable detail the basis of each such determination or calculation.
     Section 9.18. Limitation of Setoff. For purposes of the Transaction and for the avoidance of doubt, Seller waives any right of set-off, recoupment or close-out netting that it may be entitled to under any agreement relating to the Transaction or any applicable law.
     Section 9.19. Non-Reliance; Agreements and Acknowledgments Regarding Hedging Activities; Additional Acknowledgments. Each party hereto makes to the other party hereto the representations, agreements and acknowledgements contained in Sections 13.1, 13.2 and 13.4 of the 2002 ISDA Equity Derivatives Definitions, as published by the International Swaps and Derivatives Association, Inc., and each reference therein to “the related Confirmation” shall be deemed to be a reference to this Agreement and each reference therein to “a Transaction”, “such Transaction” and “any Transaction” shall be deemed to be a reference to the Transaction; provided that such acknowledgements are not waivers of any obligation hereunder.
     Section 9.20. Counterparts. This Agreement may be executed in any number of counterparts, and all such counterparts taken together shall be deemed to constitute one and the same agreement.
     Section 9.21. Agency. Each party agrees and acknowledges that (i) J.P. Morgan Securities Inc., an affiliate of Seller (“JPMSI”), has acted solely as agent and not as principal with respect to this Transaction and (ii) JPMSI has no obligation or liability, by way of guaranty, endorsement or otherwise, in any manner in respect of this Transaction (including, if applicable, in respect of the settlement thereof). Each party agrees it will look solely to the other party (or any guarantor in respect thereof) for performance of such other party’s obligations under this Transaction. JPMSI is authorized to act as agent for Seller.

     IN WITNESS WHEREOF, the parties have signed this Agreement as of the date and year first above written.

BUYER: NORTHROP GRUMMAN CORPORATION
By:	/s/ MARK RABINOWITZ
	Name:	Mark Rabinowitz
	Title:	Vice President and Assistant Treasurer

SELLER:
J.P. MORGAN SECURITIES INC., as agent for JPMorgan Chase Bank, National Association, London Branch
By:	/s/ SUDHEER TEGULAPALLE
	Name:	Sudheer Tegulapalle
	Title:	Executive Director

APPENDIX A
to
ACCELERATED SHARE REPURCHASE AGREEMENT
Dated July 30, 2007
of the
TRANSACTION
between
JPMorgan Chase Bank, National Association, London Branch
and
NORTHROP GRUMMAN CORPORATION
Conditions Precedent to Election of a Registered Offering
          This Appendix A supplements, forms a part of and is subject to the Agreement specified above (the “Agreement”). Any capitalized term used but not defined herein shall have the meaning set forth in the Agreement.
          Buyer may elect a Registered Offering as the Offering Method for the sale of Shares delivered by Buyer (including any Additional Shares) to Seller in a Net Share Settlement only upon satisfaction of the following conditions:
(a)	Buyer shall have filed with the Commission pursuant to the Securities Act a registration statement (the “Registration Statement”) or such other form as is acceptable to Seller, covering all Shares to be sold by Seller; such registration statement shall have been declared effective by the Commission with respect to such Shares on or prior to [ ] and no stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for such purpose shall be pending before or threatened by the Commission.

(b)	As of [ ], Buyer shall have delivered an underwriting agreement reasonably acceptable to Seller, naming Seller or its designee, as underwriter, together with such other agreements, certificates and instruments as Seller may reasonably require either pursuant to such underwriting agreement or as are customarily provided together with such underwriting agreement, and Buyer shall not be aware of material non-public information regarding the Buyer or the Shares.

(c)	Buyer shall have registered or qualified such Shares under such securities or “blue sky” laws of such States and other jurisdictions in the United States of America and Puerto Rico as Seller or any underwriter shall have reasonably requested, and shall have done any and all other acts and things as may be reasonably necessary to be done by Buyer to enable Seller or any underwriter to consummate the disposition in such jurisdictions of the Shares covered by the Registration Statement; provided that Buyer shall not be required to make any filing or take any action as a result of this paragraph (d) that would require Buyer to qualify as a foreign corporation or file a general consent to service of process in any jurisdiction.

(d)	Buyer shall have caused such Shares and the issuance thereof to be registered with or approved by such other governmental agencies or authorities in the United States of America as may be reasonably necessary to be done by Buyer to enable Seller or any underwriter to consummate the disposition of such Shares.

(e)	Buyer shall have (i) given Seller and its underwriter(s), if any, and their respective counsel and accountants, the opportunity to participate in the preparation of all materials filed with the Commission pursuant to the Exchange Act or any other governmental

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agency (the “Filed Materials”) prior to [ ] [the first day on which any sale of Shares is effected under the Registration Statement], (ii) furnished to each of them copies of all such Filed Materials (and all documents incorporated therein by reference) sufficiently in advance of filing to provide them with a reasonable opportunity to review such documents and comment thereon, (iii) given each of them such access to its books and records and such opportunities to discuss the business of Buyer with its officers and the independent public accountants who have issued a report on its financial statement as shall be reasonably necessary, in the opinion of Seller and such underwriter(s) or their respective counsel, to conduct a reasonable investigation (within the meaning of the Securities Act) with respect to such Filed Materials, (iv) delivered to Seller and its underwriter(s), if any, the financial statements of Buyer filed with the Commission, (v) included in such Filed Materials material, furnished to Buyer in writing, which in the reasonable judgment of Seller or its underwriter(s), if any, should be included with respect to Seller, Seller’s underwriter(s) and the “Plan of Distribution”, including, without limitation, language to the effect that the holding by Seller of the Shares is not to be construed as a recommendation by Seller of the investment quality thereof and (vi) if requested by Seller, deleted from such Filed Materials any reference to Seller by name or otherwise if in the written opinion of counsel to Seller, such reference to Seller by name or otherwise is not required by the Securities Act or any similar Federal statute or applicable law then in force.

(f)	Buyer shall have furnished to Seller and any underwriter, addressed to Seller and any such underwriter before [ ], (i) an opinion of counsel for Buyer (which opinion may be from internal counsel for Buyer) and (ii) a “cold comfort” letter signed by the independent public accountants who have issued a report on Buyer’s financial statements included in such Registration Statement, each in form and substance satisfactory to Seller and any such underwriter and their respective counsel covering substantially the same matters with respect to such Shares and the offering, sale and issuance thereof and the financial statements of Buyer as are customarily covered in opinions of Buyer’s counsel and in accountants’ letters delivered to underwriter(s) in underwritten public offerings of securities and, in the case of the accountants’ letter, such other financial matters as Seller may have reasonably requested.

(g)	Buyer shall have complied with all applicable provisions of the Securities Act and the Exchange Act, all applicable rules of the Commission and all other applicable laws, rules and regulations of any governmental or regulatory authority with respect to such Filing Materials and such Shares and the offering, sale and issuance thereof.

(h)	Buyer shall have listed all such Shares on the Exchange and on each securities exchange on which similar securities issued by Buyer are then listed.

(i)	Buyer shall have provided a transfer agent and registrar for such Shares.

(j)	Buyer shall have taken such other actions as Seller or any underwriter of such Shares shall have reasonably requested in order to expedite or facilitate the disposition of such Shares.

(k)	Buyer shall have provided Seller and its underwriter(s), if any, with indemnity and contribution in form and substance acceptable to Seller covering such matters relating to the Shares, the Filed Materials, and such other matters as Seller shall reasonably request.

(l)	Buyer shall have paid all customary reasonable costs and expenses reasonably incurred in connection with the foregoing, including, but without limitation, all reasonable underwriting fees relating to the sale of the Shares.

(m)	Buyer shall have agreed to deliver all such Shares to be sold in the Registered Offering through the Clearance System.

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